UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GAS NATURAL INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Christopher J. Hubbert, Esq.

Kohrman Jackson & Krantz LLP

1375 East Ninth Street, 29th Floor

Cleveland, Ohio 44114

216-696-8700

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news release

1375 East 9th St. | Suite 3100 | Cleveland, Ohio 44114 | 216.202.1509

For Immediate Release

Gas Natural Inc. Files Definitive Proxy Materials and
Mails Letter to Shareholders

Urges Shareholders to Vote “FOR” the Gas Natural Director Nominees
on the GREEN Proxy Card

CLEVELAND, OH, June 21, 2016 – Gas Natural Inc. (NYSE MKT: EGAS) (the “Company”), a holding company operating local natural gas utilities serving approximately 68,000 customers in four states, announced that it has filed its definitive proxy materials with the U.S Securities and Exchange Commission (“SEC”) in connection with the Company’s 2016 Annual Meeting of Shareholders to be held on July 27, 2016. Gas Natural shareholders of record at the close of business on May 27, 2016 are entitled to vote at the 2016 Annual Meeting of Shareholders.

The Gas Natural Board of Directors strongly recommends that shareholders vote on the GREEN proxy card “FOR” all six of Gas Natural’s qualified and experienced director nominees: Michael B. Bender, James P. Carney, Richard K. Greaves, Robert B. Johnston, Gregory J. Osborne and Michael R. Winter.

In conjunction with the filing and mailing of its definitive proxy statement, Gas Natural is mailing a letter to shareholders detailing the significant progress and accomplishments under the leadership of the Gas Natural Board and management team over the past two years. The letter also addresses Richard M. Osborne’s committee, which has not provided an alternative strategic plan to drive additional value for Gas Natural shareholders, and is only suggesting different director nominees.

Gas Natural’s definitive proxy materials, letter to shareholders and other materials regarding the Board’s recommendation for the 2016 Annual Meeting of Shareholders can be found at http://proxy.egas.net.

The full text of the letter follows:

June 21, 2016

Dear Fellow Shareholder,

Your Board of Directors and management team are transforming Gas Natural. We have been – and will continue to be – the agents of change for your Company. Within the last two years, we have overhauled management and the Board of Directors and brought greater sophistication and experience to Gas Natural.

•	We are taking decisive actions to become a premier natural gas utility in the regions in which we operate and are restoring relationships with our stakeholders that were lost under the watch of the previous management team and board.

•	We disposed of resource-demanding, low return operations.

•	We made significant progress, ridding the Company of transactions, contracts and entanglements with companies related to the former Chairman and CEO, Richard M. Osborne, that raised the concern of the Public Utilities Commission of Ohio (“PUCO”).

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Gas Natural Inc. Files Definitive Proxy Materials and Mails Letter to Shareholders

June 21, 2016

•	And, we gained shareholder support, with our largest shareholder being represented on our Board.

At our 2016 Annual Meeting of Shareholders to be held on July 27, 2016, you face an important decision regarding the future of Gas Natural and your investment. You are being asked to elect the directors who you believe are the most qualified to complete the transformation of Gas Natural. Your current Board is the change that Gas Natural has needed in a time of significant regulatory and shareholder scrutiny. We have led this transformation to an inflection point and have the knowledge and expertise to drive our strategy forward to deliver superior value.

We strongly recommend that you elect our highly qualified leaders by voting FOR ALL of your Board’s experienced nominees – Michael B. Bender, James P. Carney, Richard K. Greaves, Robert B. Johnston, Gregory J. Osborne and Michael R. Winter.

To elect Gas Natural’s Board of Director nominees,
we encourage you to vote TODAY by signing and dating the enclosed GREEN proxy card and returning it in the postage-paid envelope provided.
Remember, if you hold your shares at a bank or broker you can vote your shares by telephone or via the internet.

As you may recall, Richard M. Osborne, Gas Natural’s former Chairman and CEO, was removed in 2014 amidst regulatory inquiries, derivative lawsuits and an unprecedented investigation in Ohio. In retaliation, he brought several lawsuits against the Company and started a business that competes with our Ohio utilities. Now he has formed “The Committee to Re-Energize Gas Natural” and has nominated six of his own director candidates for election to your Board. Please DO NOT return or vote any WHITE proxy card sent to you by Richard M. Osborne and his so-called “committee.”

When Richard M. Osborne was dismissed from Gas Natural, our regulatory relations were at an all-time low. Under Richard M. Osborne’s leadership, two consecutive regulatory audits in Ohio (covering periods from 2009 through mid-2012) resulted in significant losses for the Ohio utilities and directives by the PUCO to end related party transactions. Ultimately, Richard M. Osborne refused to follow the direction of the regulators and in November 2013 the PUCO ordered an investigative audit into the management practices under Richard M. Osborne.

We are successfully transforming Gas Natural
to drive greater earnings power and growth

Since Richard M. Osborne’s dismissal in May 2014, we began the long process of repairing relationships with our regulators, restoring morale throughout our organization, improving corporate governance, right-sizing the organization, redirecting capital investment to improve the opportunity for higher returns and strengthening our relationship with our lenders.

As evidence of the progress we are making with our regulators, the PUCO recently approved a stipulated settlement between our Ohio utilities and the PUCO staff regarding the investigative audit. The audit was completed in January 2015 by Rehmann Corporate Investigative Services. The order specifically states:

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Gas Natural Inc. Files Definitive Proxy Materials and Mails Letter to Shareholders

June 21, 2016

“The findings of Rehmann were noteworthy in part, because all of the issues identified with respect to the operations and management of the Companies, took place during the time Richard Osborne was CEO and chairman of the board of directors of the companies.”(emphasis added)

Since Richard M. Osborne’s removal, with strong leadership and positive direction for the Company, we have:

Strengthened our financial structure. We recently requested regulatory approvals for a complete refinancing of our debt that simplifies our balance sheet, provides greater financial flexibility and will further facilitate growth.

Improved internal controls and procedures.  We retained an independent audit firm to assist in the establishment of processes, procedures and documentation for effective processing of transactional data, informed decision-making, required checks and balances, and sound corporate governance. This included changes in personnel.

Eliminated related-party transactions. We unwound prior relationships with Richard M. Osborne’s companies, other than those to which we are contractually obligated or are necessary to serve customers, and we established additional practices for engaging with independent third parties.

Disposed of resource-consuming assets and directed resources toward core earning assets. We sold non-core assets and operations in Wyoming, Kentucky, Pennsylvania and Ohio and generated nearly $20 million in cash from the divestiture.

Grew our customer base. During the two year period ended March 31, 2016, we realized customer growth of 31% and 26% in our emerging markets of Maine and North Carolina, respectively, in addition to moderate growth in our more mature markets of Ohio and Montana.

These accomplishments are a product of our tireless efforts to fix the damage caused to your company under Richard M. Osborne.

We are poised to realize the benefits of our Strategic Plan

We made tough business decisions to establish a solid foundation for stronger earnings power and improved returns. We have achieved this goal while building a healthy work environment for our employees and providing our customers with safe, reliable, competitively-priced natural gas service.

The foundation of our Company is stronger as a result of the following:

•	Reduced headcount by over 25% to improve efficiency and morale;

•	Re-prioritized investments and borrowed capital to advance our growth plan; and

•	Aligned the dividend with current earnings and capital needs to execute our growth plan; lowered the payout ratio to be commensurate with peers by reducing the dividend to an annual rate of $0.30 per share from $0.54 per share.

We have a growth plan that includes increasing our customer base and expanding throughput with capital investments aimed at higher returns, as well as finding strategic smaller, incremental acquisitions or larger, transformative acquisitions to supplement that organic growth.

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Gas Natural Inc. Files Definitive Proxy Materials and Mails Letter to Shareholders

June 21, 2016

Our goal is to achieve returns on equity significantly above the roughly 5% we have averaged over the last five years and, ultimately, to surpass the level of our past dividend.

Your Board is highly qualified and independent,
with the experience necessary to drive lasting shareholder value

Over the last two years since the ouster of Richard M. Osborne, we have measurably strengthened your Board and improved corporate governance.

•	The Board is now comprised of six highly experienced and qualified directors, four of whom were newly elected to the Board since Richard M. Osborne departed, replacing the directors that were on the Board when he was Chairman.

•	Five of the six directors are independent, contributing to strong corporate governance.

•	Two of the directors represent our largest shareholder, with almost 10% of our outstanding shares, and we believe their interests are aligned with yours.

•	The board adopted a new code of conduct, a new policy on insider trading and also adopted a nepotism and personal relationships policy on September 9, 2015.

Our directors are actively engaged in overseeing management as we execute our plans and strategies for creating long-term value for all our shareholders.

WE WANT YOU TO KNOW THE FACTS

Richard M. Osborne’s platform is based on misrepresentations and distorted analysis

IN FACT, during Richard M. Osborne’s tenure, the PUCO initiated an investigation into the management practices at our Ohio utilities, primarily due to significant concerns over related party transactions between our Ohio utilities and Richard M. Osborne’s companies, as well as what the PUCO described as flawed, unreasonable, and imprudent purchasing practices and designs.

•	Richard M. Osborne has criticized us for customer refunds in 2015: IN FACT, the refunds were required by the PUCO for the 2013-2014 Gas Cost Recovery audit period, when
Richard M. Osborne was Chairman and CEO.

During Richard M. Osborne’s tenure, significant amounts of cash were deployed that have not delivered returns for our Company. For example, from 2009 through 2013, his last five years leading Gas Natural, capital expenditures were nearly double the earnings of the Company.

IN FACT, under Richard M. Osborne, our outstanding common stock increased more than two fold, from 4.4 million shares at the end of 2009 to 10.5 million shares four years later.

IN FACT, these share issuances more than doubled the total annual dividend payment from
$2.4 million in 2009 to $5.2 million in 2013. Continuing to pay that level of dividend was disproportionate to our earnings and unsustainable, leading us to the difficult decision of reducing it.

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Gas Natural Inc. Files Definitive Proxy Materials and Mails Letter to Shareholders

June 21, 2016

Richard M. Osborne’s slate of directors possesses
questionable business experience or lacks relevant utility experience and commitment to shareholder interests

Several of Richard M. Osborne’s companies are undergoing bankruptcy proceedings, including John D. Oil and Gas Company, Great Plains Exploration, LLC, and Oz Gas, Ltd. IN FACT, Richard M. Osborne currently has multiple actions pending before the bankruptcy court against him or his companies.

IN FACT, the November 2013 PUCO order initiating the investigative audit, noted that during Richard M. Osborne’s tenure as Chairman and CEO of Gas Natural:

•	“The evidence shows that there is a severe organizational dysfunction within the companies and between the regulated companies and their non-regulated affiliates.”

•	“Senior management lacked basic utility experience.”

•	The recommendation for an audit “comes following a series of extremely frustrating audits of the companies, rife with self-dealing that demonstrates a remarkable lack of control.”

IN FACT, on June 15, 2016, an order was issued by the PUCO calling for the investigation and audit of all pipeline companies owned or controlled by Richard M. Osborne and under the jurisdiction of the PUCO. While Richard M. Osborne’s Ohio pipeline companies are under further regulatory scrutiny by the PUCO, he is asking you to vote for him to lead Gas Natural.

Richard M. Osborne’s interests do not appear to be aligned with the majority of our shareholders, as evidenced by his significant divestiture of Gas Natural shares. During the period from January 31, 2010 through April 15, 2016, Richard M. Osborne sold nearly 2.5 million shares of Gas Natural stock. He now owns fewer than 5,000 shares.

One of Richard M. Osborne’s board nominees, Darryl L. Knight, was hired by Richard M. Osborne and served as the general manager of our North Carolina utility from October 2012 until September 2014. That utility was cited with a disallowance in excess of $2.4 million by the North Carolina Utility Commission regarding gas cost procurement practices under the management of Darryl L. Knight.

None of Richard M. Osborne’s remaining four nominees has any experience in the highly regulated utility industry.

protect your investment; please vote the GREEN proxy card TODAY

Discard Richard M. Osborne’s WHITE proxy card. We believe Richard M. Osborne and his nominees lack the experience to properly lead, manage and govern public utilities, and they own less than 0.1% of our outstanding shares. Furthermore, Richard M. Osborne’s history demonstrates his disregard for our regulators, lack of understanding of utility operations and furtherance of his own self-serving interests.

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Gas Natural Inc. Files Definitive Proxy Materials and Mails Letter to Shareholders

June 21, 2016

Your vote matters and we believe your current Board is the most qualified to provide you the best future returns on your investment. On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

Michael R. Winter
Chairman of the Board

YOUR VOTE IS IMPORTANT,

NO MATTER HOW MANY OR FEW SHARES YOU OWN

Please follow the easy instructions on the enclosed GREEN proxy card.

If you have any questions or need assistance in voting your shares, please contact:

Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and brokers call collect: (212) 269-5550

All others call toll free: (800) 821-8780

About Gas Natural Inc.
Gas Natural Inc., a holding company, distributes and sells natural gas to residential, commercial, and industrial customers. It distributes approximately 21 billion cubic feet of natural gas to roughly 68,000 customers through regulated utilities operating in Montana, Ohio, Maine, and North Carolina. The Company’s other operations include interstate pipeline, natural gas production, and natural gas marketing. The Company's Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in its markets, while looking for acquisitions that are either adjacent to its existing utilities or in under-served markets. Further information is available on the company’s website at www.egas.net.

Important Shareholder Information

Gas Natural will hold its 2016 Annual Meeting of Shareholders on July 27, 2016. The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) and mailed to its shareholders a definitive proxy statement together with a GREEN proxy card in connection with the 2016 Annual Meeting. The definitive proxy statement contains important information about the Company, the 2016 Annual Meeting, and related matters.

COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD, AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE AS THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

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Gas Natural Inc. Files Definitive Proxy Materials and Mails Letter to Shareholders

June 21, 2016

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the 2016 Annual Meeting. Information regarding the Company’s directors and executive officers is contained in the Company’s annual report on Form 10-K/A filed with the SEC on April 27, 2016, and definitive proxy statement filed with the SEC on June 21, 2016.

The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, the Company’s filings with the SEC, including the proxy statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from Gas Natural Investor Relations at (716) 843-3821. Such materials are also available at http://proxy.egas.net.

Safe Harbor Regarding Forward-Looking Statements
The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "believes" and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company's business generally include, but are not limited to the Company’s ability to consummate the corporate reorganization and debt refinancing on terms that are acceptable to the Company, or at all; the Company's ability to successfully integrate the operations of the companies it has acquired and consummate additional acquisitions; the Company's continued ability to make or increase dividend payments; the Company's ability to implement its business plan, grow earnings and improve returns on investment; fluctuating energy commodity prices; the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers; changes in the utility regulatory environment; wholesale and retail competition; the Company's ability to satisfy its debt obligations, including compliance with financial covenants; weather conditions; litigation risks; and various other matters, many of which are beyond the Company's control; the risk factors and cautionary statements made in the Company's public filings with the Securities and Exchange Commission; and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.'s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, contact:

Gas Natural Inc.	Investor Relations
James E. Sprague, Chief Financial Officer	Deborah K. Pawlowski or Karen L. Howard, Kei Advisors LLC
Phone: (216) 202-1564	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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